Exhibit 10.21
September 22, 2011
Michael Galvin
Dear Michael:
Aruba Networks, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.	Position: You will transfer to a full-time position as Chief Financial Officer. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Compensation: You will be paid an annual salary of $315,000 payable in accordance with the Company’s standard payroll schedule on a semi-monthly basis. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will be eligible for the Company’s Executive Officer Bonus Plan. This salary will be effective April 1, 2011

3.	Employee Benefits: As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter.

4.	Stock Award: We will also recommend to the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board that you be granted $3,400,000 worth of Restricted Stock Units (RSUs) subject to the terms and conditions of the Plan, as may be modified from time to time and the RSU agreement, which will be provided to you as soon as practical after the grant date. The number of RSUs awarded will be calculated based on the close price of Aruba Common Stock on the grant effective date. If approved, your RSU will vest in four equal annual installments beginning one year from March 15, 2011, subject to your continued service to the Company through each applicable vesting date.

5.	Proprietary Information and Inventions Agreement; New Employee Guidelines: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement. In addition, you will be required to sign the Company’s New Employee Guidelines.

6.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

7.	Outside Activities: While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.	Withholding Taxes: All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.	Background Investigation: This offer is contingent on the Company’s receipt and approval of the results of a background investigation to which you have already consented. This offer will expire seven (7) calendar days from the date of this letter, unless extended in writing by me.

10.	Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.
We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both originals.

Very truly yours,

/s/ Aaron Bean
Aaron Bean Vice President, Human Resources

I have read and accept this employment offer:

/s/ Michael Galvin	9/23/11
Signature of Michael Galvin	Dated